Exhibit 10.3

NEW YORK & COMPANY

450 West 33rd Street

New York, NY  10001

Mr. Robert Luzzi

401 East 60th Street

New York, NY 10022

Re:  Letter Agreement of Employment

Dear Bob:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment, and your employment relationship, with Lerner New York, Inc. (the “Company”).  Your execution of this Agreement will represent your acceptance of all of the terms set forth below.

1.             Nature of Agreement and Relationship.  This Agreement does not represent an employment contract for any specified term.  Your employment relationship thus will remain “at-will,” meaning that, subject to the terms hereof, either party to this Agreement may terminate the employment relationship at any time for any lawful reason.

2.             Job Title and Duties.  Your job title will be Executive Vice President, Creative Services.  You will be expected to devote all of your full time efforts to the performance of the duties and responsibilities normally associated with this position, including those from time-to-time that may be assigned to you by the President, the Chief Executive Officer, the Chief Operating Officer or the Board of Directors of the Company (or its designee).

3.             Salary.  For the 12-month period ending on the last Saturday of each January (the last day of the fiscal year), you will receive a base salary at the rate of $450,000 per annum (“Base Salary”), subject to the remaining provisions of this Section.   For the remainder of the current fiscal year starting on the date of this Agreement, your Base Salary will be pro rated based on the number of days remaining in such fiscal year divided by 365.  At the Company’s sole discretion, which it will exercise in good faith, your Base Salary may be increased or decreased based on your performance and the performance of the business.  You will be paid in accordance with the Company’s normal payroll policies and practices, with all applicable deductions being withheld from your paychecks.

4.             Bonus.  You will be eligible to participate in the Company’s then current bonus plan, in accordance with its terms and conditions, and to receive performance-based bonuses pursuant to any formula that may be established.  For the Company’s current fiscal year, your bonus target for the spring bonus (relating to the Company’s results for the first and second fiscal quarters of each fiscal year) will be 20% of your Base Salary and for the fall bonus (relating to the Company’s results for the third and fourth fiscal quarters of each fiscal year) will be 30% of your Base Salary.  Any bonus will be payable in the month following the last quarter to which that bonus relates.  All bonuses are determined at the Company’s sole discretion, and the Company has the sole discretion to modify or terminate any bonus plan.

5.             Stock Options and Other Long-Term Incentives.  You will be eligible to receive awards under stock option, restricted stock or other equity-based long-term incentive plans established by the Company (or an Affiliate) that cover executive officers of the Company.  The term “Affiliate” means any corporation, partnership, limited liability company or other entity (other than the Company) that controls or is controlled by the Company, whether directly or indirectly, such as a parent company or subsidiary.

6.             Employee Benefits.  You will be entitled to participate in all employee benefits plans, practices and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time (the “Benefits Plans”).  Your participation in the Benefits Plans will be on the same basis and terms as are applicable to senior executives of the Company generally.  Benefits Plans include, but are not limited to, savings and retirement plans, deferred compensation, health and prescription drug benefits, disability benefits, other insurance programs, vacation and other leave, merchandise discounts and business expense procedures.  Plan documents setting forth terms of certain of the Benefits Plans are available upon request, which plan documents control all questions of interpretation concerning applicable Benefits Plans.  The Benefits Plans are subject to modification or termination by the Company at any time, at its sole discretion, in accordance with their terms.

7.             Severance Pay..  Upon your termination of employment by the Company and all Affiliates without Cause (as defined below), but subject to your performance of all post-employment obligations set forth in this Agreement, you will be entitled to receive severance pay for twelve (12) months at your final rate of pay (“Severance Pay”). This Severance Pay, which will be subject to applicable deductions required by law, will be paid on the Company’s regular payroll dates for the twelve (12)-month period following your termination date.  For purposes of this Agreement, “Cause” means: (i) your wrongful misappropriation of the Company’s or an Affiliate’s assets of a material value; (ii) any physical or mental impairment that renders you incapable of performing the essential functions of your position with reasonable accommodations; (iii) your conviction of, or pleading “guilty” or “no contest” to, a felony; (iv) your intentionally causing the Company or an Affiliate to violate a material local state or federal law in any material respect; (v) your willful refusal to comply with a significant, lawful and proper policy, directive or decision of your supervisor or the Board in furtherance of a legitimate business purpose or your willful refusal to perform the duties reasonably assigned to you consistent with your functions, duties and responsibilities, in each case, in any material respect, and only if not remedied within thirty (30) days after receipt of written notice from the Company; or (vi) your breach of this Agreement, in any material respect, not remedied within thirty (30) days after receipt of written notice from the Company.

8.             No Mitigation Required.  You shall not be required to mitigate the amount of any Severance Pay provided for in this Agreement by seeking employment or income from sources other than the Company or its Affiliates, and no such Severance Pay shall be offset or reduced by the amount of any compensation provided to you in any subsequent employment.

9.             Confidential Information, Intellectual Property.

9.1           Confidentiality.  You agree to not disclose, distribute, publish, communicate or in any way cause to be disclosed, distributed, published, or communicated in any way or at any time, Confidential Information (as defined herein), or any part of Confidential Information, to any person, firm, corporation, association, or any other operation or entity except on behalf of the Company in performance of your duties and responsibilities for the Company, and then only in a fashion consistent with protecting the Confidential Information from unauthorized use or disclosure, except as otherwise approved by the Company.  You further agree not to use or permit the reproduction of any Confidential Information except on behalf of the Company in your capacity as an employee of the Company.  You agree to take all reasonable care to avoid the unauthorized disclosure or use of any Confidential Information.  You assume responsibility for and agree to indemnify and hold harmless the Company from and against any disclosure or use of the Confidential Information in violation of this Agreement.

9.2           Confidential Information.  For the purpose of this Agreement, “Confidential Information” shall mean any written or unwritten information which relates to and/or is used in the Company’s business (including, without limitation, information related to the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and suppliers; all agreements, files, books, logs, charts, records, studies, reports, processes, schedules and statistical information relating to the Company; all products, services, programs and processes sold, and all computer software licensed or developed by the Company; data, plans and specifications related to present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, computer- and/or web-based training programs, systems and/or software; ideas, inventions, trademarks, business information, know-how, processes, techniques, improvements, designs, redesigns, creations, discoveries and developments of the Company; and finances and financial information of the Company) which the Company deems confidential and proprietary, which is generally not known to others outside the Company, or which gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable.  “Confidential Information” shall not include general industry information or information which is publicly available or otherwise known to those persons outside the Company working in the area of the business of the Company or is otherwise in the public domain without breach of this Agreement or information which you have lawfully acquired without an obligation to maintain the information in confidence from a source other than the Company.  “Confidential Information” specifically includes information received by the Company from others, including the Company’s clients, that the Company has an obligation to treat as confidential and also includes any confidential information acquired or obtained by you while in the employment of any of the Company’s subsidiary or affiliated companies or any company which has been acquired by the Company.

9.3           Invention Ownership.  With respect to information, inventions and discoveries developed, made or conceived by you, either alone or with others, at any time during your employment by the Company and whether or not within normal working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by you) is considering engaging, you agree:

                (a)           that all such information, inventions and discoveries, whether or not patented or patentable, shall be and remain the sole property of the Company;

                (b)           to disclose promptly to an authorized representative of the Company all such information, inventions and discoveries and all information in your possession as to possible applications and uses thereof;

                (c)           not to file any patent applications relating to any such invention or discovery except with the prior consent of an authorized representative of the Company; and

                (d)           at the request of the Company, and without expense to you, to execute such documents and perform such other acts as the Company deems necessary, to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such inventions and all patent applications and patents relating thereto.

Both the Company and you intend that all original works of authorship within the purview of the copyright laws of the United States authored or created by you in the course of your employment with the Company will be works for hire within the meaning of such copyright laws.

9.4           Confidentiality of Inventions; Return of Materials and Confidential Information.  With respect to the information, inventions and discoveries referred to in Section 9.3, and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials, or otherwise (except such as is generally available through publication) obtained by you during or as a result of your employment by the Company and relating to any product, service, process, or apparatus or to any use of any of them, or to materials, tolerances, specifications, costs (including manufacturing costs), prices, or to any plans of the Company, you agree:

                (a)           to hold all such information, inventions and discoveries in strict confidence and not to publish or otherwise disclose any thereof except with the prior consent of an authorized representative of the Company;

                (b)           to take all reasonable precautions to assure that all such information, inventions, and discoveries are properly protected from access by unauthorized persons;

                (c)           to make no use of any such information, invention, or discovery except as required or permitted in the performance of your duties and responsibilities for the Company; and

                (d)           upon termination of your employment by the Company, or at any time upon request of the Company, to deliver to the Company all graphic materials and all substances, models, prototypes and the like containing or relating to Confidential Information or any such information, invention, or discovery, all of which graphic materials and other things shall be and remain the sole property of the Company.  The term “graphic materials” includes letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies thereof.

9.5           Duration of Obligations.  The obligations under Sections 9.1, 9.3 and 9.4 hereof shall remain in effect throughout your employment by the Company and ever thereafter, unaffected by any transfer(s) between the Company and its affiliate(s), and without regard to the reason for termination of such employment.

10.           Non-Solicitation.  Regardless of whether you are eligible to receive Severance Pay, you agree that, if your employment with the Company ends for any reason, you will not, for a period of eighteen (18) months following such termination of employment, (i) directly or indirectly, either for yourself or for any other person, business, company or entity, hire from the Company or any Affiliate, or attempt to hire, divert or take away from the Company or any Affiliate, any of the business of the Company or any Affiliate, or officers or employees of the Company or any Affiliate, in existence from time to time during your employment with the Company, (ii) interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or any Affiliate with any person who at any time was an employee, customer or supplier of the Company or any Affiliate or otherwise had a business relationship with the Company or any Affiliate, or (iii) unless compelled by law to do so, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or any Affiliate, or damages the goodwill of the Company or any Affiliate, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or any Affiliate.

11.           Non-Competition. If you resign your employment, or if your employment is terminated with Cause, for a period of eighteen (18) months following such employment termination, you may not and will not, within the United States of America, directly or indirectly, without the prior written consent of the Company’s chief executive officer or its Board of Directors (which may be given or withheld in its sole discretion), own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner or otherwise) any business, partnership, firm, company, corporation or other entity engaged in the retail business of women’s fashion apparel,  accessories and related products or any other product sold or intended to be sold by the Company or an Affiliate during your employment with the Company.  Notwithstanding the foregoing, your beneficial ownership after your termination of employment with the Company, either individually or as a member of a group, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this provision.

12.           Remedies.  You agree that any breach of the restrictions provided in this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law.  You therefore also agree that in the event of a breach (or any threat of breach) that the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity.  The terms of this Section shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from you.  The provisions of this Section shall survive any termination of this Agreement.  In addition, the existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants of this Agreement.

13.           Acknowledgment of Reasonableness.  You and the Company specifically agree that the provisions of the restrictive covenants contained in this Agreement, including the post-employment covenants regarding non-solicitation and non-competition, are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants.  You understand that the Company’s business is nationwide, and, therefore, a nationwide restrictive covenant is reasonable.  If a court or arbitrator determines that any provision of any such restrictive covenant is unreasonable, whether in period of time, geographical area, or otherwise, you and the Company agree that the covenant shall be interpreted and enforced to the maximum extent which a court or arbitrator deems reasonable.  In addition, you and the Company authorize any such court or arbitrator to reform these restrictions to the minimum extent necessary.

14.           Company Property.  Upon your termination of employment for any reason, you will promptly return to the Company all Company-related documents and Company property within your possession or control.

15.           Release of Company and Related Entities.  Your execution of this Agreement represents your full and final release of any claim that might be brought against the Company or any Affiliate relating to the terms of your previous employment with the Company or an Affiliate.

16.           Arbitration of Disputes.  Except as set forth in this Section, any dispute, claim or difference arising out of or in relation to your employment will be settled exclusively by binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes before a single arbitrator.  The arbitration will be held in New York, New York unless you and the Company (each a “Party,” and jointly, the “Parties”) mutually agree otherwise.  Nothing contained in this Section will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings.  Each Party will bear its own costs and fees of the arbitration, and other fees and expenses of the arbitrator will be borne equally by the parties; provided, however, that the arbitrator will be empowered to require any one or more of the Parties to bear all or any potion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator in the event that the arbitrator determines such Party has acted in bad faith.  The arbitrator will have the authority to award any remedy or relief that a court of the State of New York could order or grant.  The decision and award of the arbitrator will be binding on all Parties.  Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof.  Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein, except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator.

17.           Entire Agreement.  This Agreement constitutes your entire agreement with the Company relating to the subject mater hereof, and superseded in its entirety any and all prior agreements, understandings or arrangements with the Company.

18.           Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

19.           Understandings and Representations.  You should not sign this Agreement until your understand its terms and conditions.  Your execution of this Agreement represents your acknowledgement that you have take all steps you believe necessary, including consultation with financial and/or legal advisors of your choice, to understand this Agreement.

Sincerely,

By:	/s/ Richard P. Crystal	Dated:	June 25, 2004
Name:	Richard Crystal
Chief Executive Officer

/s/ Robert J. Luzzi		Dated:	June 28, 2004
Robert Luzzi
Executive Vice President, Creative